Exhibit 99.1

NEWS BULLETIN
FROM:	RE:	ECC Capital Corporation
1733 Alton Parkway Irvine, CA 92606 OTC BB: ECROE

For Further Information:

AT THE COMPANY:

Roque A. Santi

President

(949) 955-8730

rsanti@ecccapital.com

FOR IMMEDIATE RELEASE

ECC Capital Corporation Reports Results for

Three Months Ended March 31, 2007

IRVINE, Calif., June 22, 2007/PRNewswire-FirstCall/ — ECC Capital Corporation (OTC BB:ECROE), a mortgage finance real estate investment trust (REIT) that invests in residential mortgage loans, today announced financial results for the three months ended March 31, 2007.

Financial and Operational Summary

•	Loss from continuing operations for the three months ended March 31, 2007 of $18.0 million or $0.18 per share.

•

Closed sale of mortgage banking operations to Bear Stearns Residential Mortgage Corporation on February 9, 2007. Income from discontinued operations for the three months ended March 31, 2007 of $11.0 million or $0.11 per share.

•

Received $25.8 million in excess cash flows from securitizations during the three months ended March 31, 2007, a significant portion of these proceeds were from a release of overcollateralization and are not reoccurring.

The net loss for the three months ended March 31, 2007 was $7.0 million or $0.07 per share. This compares to a net loss of $6.4 million or $0.06 per share for the three months ended March 31, 2006.

As previously announced, ECC Capital closed the sale of its mortgage banking operations to Bear Stearns on February 9, 2007. The gain on the sale was approximately $21.5 million. As a result of this transaction, ECC Capital effectively exited the wholesale mortgage banking business.

ECC Capital’s continuing operations consist primarily of managing its residual interests in its securitizations. The results of operations of ECC Capital’s mortgage origination operation have been reclassified within its financial statements as discontinued operations. The results of operations for the three months ended March 31, 2007 are discussed separately below for ECC Capital’s continuing and discontinued operations.

Continuing Operations

Net Interest Income. The unpaid principal balances on ECC Capital’s portfolio of loans held for investment declined from $2.4 billion at March 31, 2006 to $2.1 billion at March 31, 2007, as a result of principal payments and loan prepayments. Similarly, the outstanding bond balances secured by these mortgage loans declined from $2.4 billion as of March 31, 2006 to $2.1 billion as of March 31, 2007. As a result, interest income and expense for the three months ended March 31, 2007 decreased as compared to the three months ended March 31, 2006.

Interest income is earned on ECC Capital’s portfolio of loans held for investment, investments in residual interests in securitizations and invested cash balances. Components of interest income are summarized as follows (amounts in thousands):

	Three months ended March 31,
	2007	2006
	(in thousands)
Loans held for investment
Coupon interest	$42,034	$66,738
Premium amortization	(4,084)	(7,794)
Prepayment penalties	2,600	8,130

Total	40,550	67,074
Residual accretion	3,355	1,522
Investment interest income	190	—

Total interest income	$44,095	$68,596

Residual accretion increased during the three months ended March 31, 2007, versus the three months ended March 31, 2006, reflecting higher expected cash flows from off balance sheet securitizations completed in 2003 and 2004. As the loans underlying these securitizations have seasoned, projected cumulative losses have declined as compared to initial projections, resulting in an increase in expected future cash flows and an increase in accretion income. Investment interest income increased primarily due to investing excess cash in higher yielding investments.

Premium amortization and prepayment penalties decreased due to slowing of prepayments and normal seasoning of the portfolio. As a result of aging of the portfolio, many of the remaining loans are outside of the prepayment penalty period.

Components of interest expense are summarized as follows (amounts in thousands):

	Three months ended March 31,
	2007	2006
Bond interest	$32,942	$48,319
Amortization of bond discount and deferred bond issuance costs	1,734	2,169

	34,676	50,488
Other interest expense
Secuities sold under agreements to repurchase	—	471
Commitment fees	—	199

	$34,676	$51,158

Interest expense primarily relates to ECC Capital’s long-term debt which comprises mortgage backed bonds issued in connection with its securitizations.

Net interest income (difference between interest income and interest expense) is summarized as follows (amounts in thousands):

	Three months ended March 31,
	2007	2006
Interest income	$44,095	$68,596
Interest expense	34,676	51,158

Net interest income	$9,419	$17,438

As a result of continuous increases in the one month LIBOR rate during 2006, the initial interest rate on the loans remaining fixed and the decrease in aggregate loan balances, net interest income decreased for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006.

Provision for losses and delinquencies – Activity in the allowance for loan losses for the three months ended March 31, 2007 and 2006 is summarized as follows (amounts in thousands):

	For the three months ended March 31,
	2007	2006
Beginning balance	$43,425	$40,862
Additions	12,688	6,099
Charge-offs, net	(10,347)	(1,195)

Ending balance	$45,766	$45,766

ECC Capital’s portfolio for loans held for investment seasoned during 2006 and the first quarter of 2007, realized losses increased requiring the Company to record an additional provision for loan losses to maintain the allowance at a level management believes appropriate to provide for losses in its portfolio of loans held for investment that have been incurred as of March 31, 2007.

ECC Capital believes delinquency levels as of March 31, 2007, have increased due to seasoning of the loan portfolio, increasing interest rates, expiration of the initial fixed interest rate periods and present market conditions. Although unpaid principal balances at March 31, 2007 have declined from the prior quarter by 12.4%, the allowance for loan losses has increased as a percentage of the outstanding portfolio balance from 1.8% as of December 31, 2006 to 2.2% as of March 31, 2007.

As of March 31, 2007, the allowance for loan losses represents 23% of unpaid principal balances 60 days or more delinquent. Through March 31, 2007, average loss severity on all liquidated loans has been 23.6%. For the three months ended March 31, 2007 and December 31, 2006, average loss severity on liquidated loans during these periods was 32.6% and 20.7%, respectively. ECC Capital believes average loss severity on liquidated loans may continue to increase.

Gain (loss) on Trading Securities and Derivative Instruments. The net gain (loss) on trading securities and derivative instruments comprises the following (amounts in thousands):

	For the three months ended
	March 31,
	2007	2006
Residual mark-to-market gain (loss)	$(1,990)	$629
Derivative gains (losses):
Eurodollar futures	—	—
Interest rate agreements	(9,421)	11,017
Net receipts (payments) under interest rate agreements	7,741	4,841

	$(3,670)	$16,487

ECC Capital completed a securitization, Bravo Mortgage Asset Trust 2006-1 (BMAT), of approximately $1.1 billion mortgage loans in May 2006. The fair value assigned to the residual interests at the date of securitization was $50.2 million. In July 2006, ECC Capital sold a portion of its residual interests in BMAT, which reduced the fair value of its residual interests to approximately $33 million. In February 2007, ECC Capital completed the sale of its remaining interests in BMAT for $20 million. As of December 31, 2006, ECC Capital valued BMAT at $20 million and recorded a mark-to-market loss on this asset of approximately $13 million.

A summary of the fair values of ECC Capital’s residual interests in securitizations is as follows (amounts in thousands):

	Value as of
	March 31, 2007	December 31, 2006
SASCO ECC 2003-1	$3,519	$3,525
CWABS ECC 2004-1	2,861	9,407
CWABS ECC 2004-2	3,746	12,988
Bravo Mortgage Asset Trust 2006-1	—	20,000

Total	$10,126	$45,920

The values of the securitizations ECC Capital completed in 2003 and 2004 decreased primarily as a result of the recording of cash flows on these residual interests during 2007. Loan principal balances in the 2003 securitization have paid down to the point that the servicer may exercise their clean up call rights, upon which the balance of the overcollateralization account within the securitization will be released to ECC Capital. However, ECC Capital is unable to determine when, or if, such a clean up call will occur and when it would receive any overcollateralization balance.

Cash received on securitizations during the three months ended March 31, 2007 and year ended December 31, 2006, is as follows (amounts in thousands):

Securitization	Three months ended March 31, 2007	Year ended December 31, 2006
Retained interests
SASCO ECC 2003-1	$—	$55
CWABS ECC 2004-1	6,718	—
CWABS ECC 2004-2	9,700	—
Bravo Mortgage Asset Trust 2006-1	20,000	3,983
Financing transactions
ECR 2005-1	2,629	24,576
ECR 2005-2	2,327	25,116
ECR 2005-3	3,555	1,938
ECR 2005-4	888	—

	—	—
Total	$45,817	$55,668

As of March 31, 2007, ECC Capital was receiving distributions of cash flow from all of its securitizations except SASCO ECC 2003-1. ECC Capital is continuing to explore opportunities to maximize the value and liquidity of its remaining retained interests, including the sale or financing of all or part of its retained interests in securitizations.

Management believes that cash flows from its securitizations, including cash made available from the sale or financing of all or part of the Company’s retained interests in securitizations, will be adequate to provide for operating needs through 2007. However, there has recently been significant adverse publicity regarding market conditions in the subprime mortgage industry. Several companies have announced an increase in loan defaults and losses and concerns regarding the growing impact that declining housing prices may have on loss reserves and the values of their mortgage loans and retained interests in securitizations. If loan delinquencies and losses continue to increase within ECC Capital’s securitizations, cash flows received from these securitizations may be reduced. Based on current market conditions, ECC Capital’s ability to sell and or satisfactorily finance certain assets may be adversely impacted. These market conditions, as well as a possible decline in expected cash flows from its residual interests in securitizations, may negatively impact the cash flow generated from ECC Capital’s securitizations.

Operating expenses. The decline in operating expenses is consistent with the sale of ECC Capital’s mortgage banking operations to Bear Stearns that occurred on February 9, 2007.

Servicing fees. Servicing fees are paid to third party loan servicers that service ECC Capital’s portfolio of loans held for investment. Servicing fees for the three months ended March 31, 2007 declined as compared to the three months ended March 31, 2006 due to lower average loan balances for each of the quarters then ended.

Discontinued Operations

Summary operating information for ECC Capital’s discontinued mortgage origination operations is as follows (amounts in thousands):

	Balance at March 31, 2007	Balance at December 31, 2006
Assets of discontinued operations
Mortgage loans held for sale	$10,499	$1,137,142
Other assets	10,426	31,198

Total assets of discontinued operations	$20,925	$1,168,340

Liabilities of discontinued operations
Warehouse and repurchase facilities	$4	$1,169,587
Other liabilities	20,457	28,314

Total liabilities of discontinued operations	$20,461	$1,197,901

	For the three months ended March 31,
	2007	2006
Net interest income	$(1,003)	$15,564
Gain (loss) on sale of loans	(1,305)	(7,099)
Gain on derivative instruments, net	348	4,871

Net revenues	$(1,960)	$13,336

The interest rate on ECC Capital’s warehouse borrowings was generally tied to one-month LIBOR and as the general level of interest rates began to increase in 2005, the cost of warehouse financing increased. Increases in interest rates on ECC Capital’s mortgage loans held for sale lagged the rate at which interest costs on its warehouse borrowings increased, reducing net interest income beginning in 2005 and through 2006. ECC Capital also entered into certain agreements under which Bear Stearns agreed to fund and acquire ECC Capital’s loan production subsequent to October 10, 2006 and through the date of the close of the transaction. During this time, Bear Stearns received the interest rate spread between the loans held for sale and the cost to finance the loans. As a result, ECC Capital received no net interest income during the first quarter of 2007.

ECC Capital experienced negative trends in whole loan sale pricing throughout 2006 and into 2007. As ECC Capital did not have warehouse financing available to retain its loan inventory following the close of the sale of its wholesale mortgage origination operations to Bear Stearns in February 2007, ECC Capital sold approximately $1.2 billion in mortgage loans to Bear Stearns at a weighted average price of 97.5%. Loan inventory as of December 31, 2006 that was sold to Bear Stearns in January and February 2007 was marked to the lower of cost or market (LOCOM) based upon these loan sale transactions, resulting in a LOCOM valuation allowance of approximately $51.4 million at that date and a net LOCOM provision of $16.3 million for the year ended December 31, 2006.

In addition, ECC Capital experienced an increase in repurchase claims related to early payment defaults (EPD) on mortgage loans for which the borrower has missed the first payment due to the purchaser of the loan or investor. This increase in repurchase claims led to the need to increase ECC Capital’s reserve for losses that are incurred in connection with the repurchase and disposition of repurchased loans or the costs incurred in directly settling any repurchase obligation with an investor. During the third and fourth quarters of 2006, ECC Capital entered into settlement agreements with 11 purchasers of its loans paying or accruing a total of $35.4 million to extinguish various EPD and representation and warranty repurchase claims. Loans sold to these 11 purchasers during 2006 represented the majority of ECC Capital’s sales volume for the year. Under the terms of most of the settlement agreements, as well as ECC Capital’s agreement with Bear Stearns for the sale of loans through the date of closing the sale of the mortgage banking operations, ECC Capital settled most known existing and future forecasted claims, limiting the ability of purchasers of its loans to require it to repurchase those loans. However, there could be additional unknown claims that may result in future material liability.

ECC Capital utilized Eurodollar futures to hedge the risk of changes in the value of its loan inventory and anticipated originations due to changes in interest rates. ECC Capital settled all outstanding Eurodollar contracts in February 2007 in connection with the sale of its loan inventory to Bear Stearns.

Liquidity and Dividend Policy

As previously disclosed, ECC Capital completed the sale of its wholesale mortgage origination operations to Bear Stearns on February 9, 2007. Bear Stearns paid $26 million to acquire certain fixed assets of the business and also assumed certain related obligations. In addition, on February 9, 2007 Bear Stearns acquired approximately $1.2 billion of ECC Capital’s portfolio of loans held for sale. Loan sale prices were less than had been previously anticipated which required ECC Capital to make payments of $33 million to repay outstanding warehouse advances in excess of the initial loan sales consideration, net of certain reserves, to complete the loan sale transaction. These payments were netted against the $26 million paid by Bear Stearns in connection with the closing of the sale of the mortgage origination operations, resulting in net payments of approximately $7 million to Bear Stearns. Subsequent to February 9, 2007, ECC Capital has received additional consideration of approximately $3.5 million related to the loan sale transaction.

Upon selling its portfolio of loans held for sale to Bear Stearns, ECC Capital repaid all outstanding warehouse financing. ECC Capital’s only current debt is an approximate $10.2 million loan secured by the Company owned life insurance with a cash surrender value of approximately $14.3 million.

Other significant sources and uses of liquidity for the three months ended March 31, 2007 have included:

•	Proceeds from the sale of a retained interest in a securitization for $20 million.

•

Payment of approximately $11.6 million to settle the deferred compensation liability to employees of the mortgage banking operation who became employees of Bear Stearns after February 9, 2007. ECC Capital’s liability under the plan at March 31, 2007 was $4.2 million. On June 7, 2007, ECC Capital terminated its deferred compensation plan which will result in payments of its retained deferred compensation liability through January 2008.

•

Payments of approximately $2.1 million to terminate various lease obligations that were not assumed by Bear Stearns. Through June 8, 2007, ECC Capital has entered into agreements to terminate or sublease all its material operating leases of office space and other real estate, with the exception of three leases.

•

Proceeds from excess cash flow and the release of overcollateralization on its retained interests in securitization aggregating $25.8 million through March 31, 2007. A significant portion of these proceeds represents the release of overcollateralization from ECC Capital’s securitizations and is not expected to recur on a monthly basis. As stated above, ECC Capital is currently seeing an increase in loss severity and delinquencies and experiencing a reduction in cash flows as a result. In addition, cash flows have been negatively impacted due to a decrease in the collection of prepayment penalties as loans are paying off after expiration of the prepayment penalty period.

As of March 31, 2007, ECC Capital held approximately $16.5 million in unrestricted cash. In addition, on January 30, 2007, ECC Capital paid a dividend to shareholders of $0.24 per share or a total of approximately $24.2 million. On March 30, 2007, ECC Capital paid a dividend to shareholders of $0.07 per share or a total of approximately $7.1 million. As a result of the disposal of its mortgage banking operations, the total number of ECC Capital employees was reduced from approximately 700 employees as of December 31, 2006 to approximately 40 current employees. As a result, ECC Capital anticipates operating costs to be significantly reduced going forward.

As previously announced, and subject to all the cautions expressed at that time, ECC Capital intends to pay periodic dividends if cash for additional distributions is available. ECC Capital is unable to provide any further or future dividend guidance because the timing and amount of any distributions to shareholders remains uncertain and dependent upon many factors, such as: (1) the receipt of additional consideration, if any, related to the sale of mortgage loans to Bear Stearns, (2) the impact of losses, delinquencies and prepayment speeds on cash flows from ECC Capital’s residual interests in securitizations, (3) the level of salary, occupancy and other administrative expenses, including litigation expenses, incurred by ECC Capital in its continuing operations, (4) payments that may be required to settle repurchase claims and other liabilities ECC Capital retained from its previous mortgage banking operations, (5) the cost of settling regulatory claims, if any, that may arise out of the mortgage banking operations, (6) the amount and availability of REIT taxable income, (7) the loss of value in ECC Capital’s existing loan portfolio and (8) the amount of cash reserves necessary to sustain the Company’s continuing operations

Other Events

On June 19, 2007, ECC Capital received notice from NASD that ECC Capital is not current in its reporting obligations because of its inability to timely file periodic reports and assess its internal controls. The notice stated that if ECC Capital did not become current and remain current in its reporting obligations ECC Capital’s common stock would not be eligible for quotation on the Over-the-Counter Bulletin Board (the “OTC”) pursuant to NASD rule 6530. ECC Capital is evaluating the NASD’s concerns, but does not believe it will be able to satisfy the NASD’s concerns prior to the July 9, 2007 deadline. Therefore, ECC Capital’s common stock may not be quoted on the OTC after July 9, 2007. ECC Capital’s common stock is currently quoted on the OTC and the Pink Sheets under the symbol “ECROE”. However, there are no assurances that ECC Capital’s common stock will continue to be quoted on the Pink Sheets if the common stock is removed from quotation on the OTC.

About ECC Capital Corporation

ECC Capital, headquartered in Irvine, Calif., is a REIT that invests in residential mortgage loans. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including those regarding future dividend distributions, lease and repurchase obligations, cash flow from residuals, the sale or financing of certain assets and operating expenses from continuing operations may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (1) the impact of losses and delinquencies from ECC Capital’s residual interests in securitizations (2) the tightening of credit standards, (3) the condition of the U.S. economy and financial system, (4) interest rates and the subsequent effect on the business, (5) ECC Capital’s ability to obtain quality loan servicing and default management services, (6) the stability of residential property values, (7) the potential effect of new state or federal laws or regulations, (8) ECC Capital’s ability to implement successfully its business plan, (9) continued availability of credit facilities and access to the securitization markets or other sources of capital, (10) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (11) ECC Capital’s ability to retain qualified personnel, and (12) other factors and risks discussed in ECC Capital’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on June 1, 2007. You should also be aware that, except as otherwise specified, all information in this news release is as of June 22, 2007. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

For Further Information:

AT THE COMPANY:

Roque A. Santi

President, Chief Financial Officer

(949) 955-8730

rsanti@ecccapital.com

ECC Capital Corporation

Condensed consolidated statements of operations

(unaudited)

Amounts in thousands, except per share amounts

	March 31,
	2007	2006
	(unaudited)
Revenue
Interest income	$44,095	68,596
Interest expense	(34,676)	(51,158)

Net interest income	9,419	17,438

Provision for loan losses—Loans held for investment	12,688	6,099

Net interest income, after provision for loan losses	(3,269)	11,339

Change in market value of residuals	(1,990)	629
(Loss) gain on derivative instruments, net	(1,680)	15,858

Total revenue	(6,939)	27,826

Expense
Operating expenses	9,689	14,254
Servicing fees	1,321	2,288

Total expenses	11,010	16,542

(Loss) income from continuing operations before income taxes	(17,949)	11,284

Income tax provision from continuing operations	(32)	—

(Loss) income from continuing operations	(17,981)	11,284
Discontinued operations

Income (loss) from discontinued operations before income taxes	10,987	(17,662)
Income tax (expense) benefit	(14)	3

Income (loss) from discontinued operations	10,973	(17,659)

NET LOSS	$(7,008)	$(6,375)
(Loss) income per share of common stock from continuing operations
Basic	$(0.18)	$0.11

Diluted	$(0.18)	$0.11

Income (loss) per share of common stock from discontinued operations
Basic	$0.11	$(0.17)

Diluted	$0.11	$(0.17)

Net loss per share of common stock
Basic	$(0.07)	$(0.06)

Diluted	$(0.07)	$(0.06)

ECC Capital Corporation

Condensed consolidated balance sheet

(unaudited)

Amounts in thousands

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and cash equivalents	$16,534	$44,785
Restricted cash	4,449	3,500
Mortgage loans held for investment, net	2,097,669	2,403,090
Accrued mortgage loan interest	23,017	24,892
Residual interests in securitizations	10,126	45,920
Real estate owned	43,285	33,197
Prepaid expenses and other assets	18,625	20,747
Derivative instruments	26,102	35,523
Assets of discontinued operations	20,925	1,168,340

Total assets	$2,260,732	$3,779,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt	$2,095,921	2,384,025
Accounts payable and accrued expenses	31,401	45,861
Dividends payable	—	24,236
Liabilities of discontinued operations	20,461	1,197,901

Total liabilities	2,147,783	3,652,023

Commitments and contingencies

Stockholders’ equity
Common stock authorized, 200,000,000 shares of $0.001 par value at March 31, 2007 and December 31, 2006; issued and outstanding, 101,026,743 shares at March 31, 2007 and 100,982,684 at December 31, 2006	101	101
Additional paid in capital	374,822	374,280
Accumulated other comprehensive income	—	740
Retained earnings / (accumulated deficit)	(261,974)	(247,150)

Total stockholders’ equity	112,949	127,971

Total liabilities and stockholders’ equity	$2,260,732	$3,779,994